EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statement (Nos. 333-108436, 333-108445, 033-95326-99 and 333-139025) on Form S-8 and the registration statement (No. 333-138875) on Form S-3 of HMS Holdings Corp. of our reports dated March 8, 2007, with respect to the consolidated balance sheets of HMS Holdings Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of HMS Holdings Corp. Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” as of January 1, 2006, and Securities and Exchange Commission’s Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Years Misstatements and Quantifying Misstatements in Current Years Financial Statement”, as of January 1, 2006.

/s/ KPMG LLP

New York, New York March 8, 2007